As filed with the Securities and Exchange Commission on November 17, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOS Limited

(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Room 8888, Jiudingfeng Building, 888 Changbaishan Road,

Qingdao Area, China (Shandong) Pilot Free Trade Zone

People’s Republic of China

+86 0311-80910921

(Address and telephone number of Registrant’s principal executive offices)

2020 Equity Incentive Plan

(Full title of the plans)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(Name, address and telephone number of agent for service)

Copies to:

Joan Wu, Esq.

Hunter Taubman Fischer & Li LLC

800 Third Avenue, Suite 2800

New York, NY 10022

(212) 530-2208

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered(1)	Amount to be Registered		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Ordinary Shares, par value $0.0001 per share	45,000,000	(2)	$0.2113	(4)	$9,508,500	$1,039
Class A Ordinary Shares, par value $0.0001 per share(3)	375,000						(5)
Total						$1,039

(1)	These shares may be represented by the Registrant’s American Depository Shares (“ADSs”), each of which represents one Class A ordinary share, par value $0.0001 per share (“Class A Ordinary Shares”). The Registrant’s ADSs issuable upon deposit of the Class A Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-217079).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the 2020 Equity Incentive Plan (the “Plan”). The amount to be registered represents shares available for future issuance under the Plan.
(3)	Covers 375,000 Class A Ordinary Shares that may be reoffered or resold, from time to time, by the selling shareholders described in the reoffer prospectus included in this Registration Statement.
(4)	Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($2.1999 and $2.0268, respectively) of SOS Limited’s ADS, as quoted on the New York Stock Exchange on November 11, 2020 divided by ten, the then Class A Ordinary Share-to-ADS ratio.
(5)	Pursuant to Rule 457(h)(3) under the Securities Act, no additional filing fee is required with respect to these shares acquired pursuant to an employee benefit plan and offered for resale.

EXPLANATORY NOTE

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus: Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Reoffer Prospectus: The material that follows Item 2, up to but not including Part II of this Registration Statement, of which the reoffer prospectus is a part, constitutes a “reoffer prospectus,” prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of Class A Ordinary Shares which are deemed to be “control securities” or “restricted securities” under the Securities Act that have been acquired by the selling stockholders named in the reoffer prospectus.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

SOS Limited

Room 8888, Jiudingfeng Building, 888 Changbaishan Road,

Qingdao Area, China (Shandong) Pilot Free Trade Zone

People’s Republic of China

+86 0311-80910921

375,000 Class A Ordinary Shares

REOFFER PROSPECTUS

November 17, 2020

This reoffer prospectus (“Reoffer Prospectus”) relates to the offer and sale from time to time by the selling shareholders identified on page 17 of this prospectus (the “Selling Shareholders”), or their permitted transferees, of up to 375,000 Class A Ordinary Shares, par value $0.0001 per share (the “Class A Ordinary Shares”) of SOS Limited (unless otherwise indicated or the context otherwise requires, the “Company,” “SOS,” “we,” “our” or “us”), a Cayman Islands company. The Class A Ordinary Shares may be represented by American Depositary Shares (“ADSs”). The ADSs are represented by American Depositary Receipts (“ADRs”).  This prospectus covers 375,000 Class A Ordinary Shares issued to each Selling Shareholder pursuant to the unanimous written resolutions of the Compensation Committee of the Board of Directors of the Company dated June 5, 2020. We are not offering any Class A Ordinary Shares and will not receive any proceeds from the sale of Class A Ordinary Shares by the Selling Shareholders pursuant to this prospectus. The Selling Shareholders are “affiliates” of our company (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)).

Upon vesting of the shares offered hereby pursuant to the terms of the award agreements, and upon expiration of the lock-up agreement described herein, the Selling Shareholders may from time to time sell, transfer or otherwise dispose of any or all of Class A Ordinary Shares covered by this prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. If underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement. The Class A Ordinary Shares may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We do not know when or in what amount the Selling Shareholders may offer the shares for sale. The Selling Shareholders may sell any, all or none of the shares offered by this prospectus. See “Plan of Distribution” beginning on page 18 for more information about how the Selling Shareholders may sell or dispose of the Class A Ordinary Shares covered by this prospectus.

The Class A Ordinary Shares that have been or will be issued pursuant to restricted stock unit awards or options granted to the Selling Shareholders and will be “restricted securities” under the Securities Act before their sale under this prospectus. This prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales by Selling Shareholders on a continuous or delayed basis to the public without restriction.

Our ADSs are listed on New York Stock Exchange (“NYSE”) under the symbol “SOS”. On November 16 2020, the closing price of our ADSs was $2.17 per ADS on the NYSE.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section on page 5 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2020.

Neither we nor the Selling Shareholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or any accompanying prospectus supplement that we have prepared. We and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any applicable prospectus supplement. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements include statements relating to our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	our ability to maintain the listing of our ADSs on NYSE;

●	our ability to raise capital in the future;

●	our success in retaining or recruiting officers, key employees or directors;

●	factors relating to our business, operations and financial performance, including our ability to successfully expand and develop new data mining capabilities;

●	market conditions and global and economic factors beyond our control, including the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets, general economic conditions, unemployment and our liquidity, operations and personnel;

●	intense competition and competitive pressures from other companies in the industries in which we operate;

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the SEC. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our ordinary share, see the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

ii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus, including the documents incorporated by reference herein. Potential investors should read the entire prospectus carefully, including the risks of purchasing our ordinary share discussed in “Risk Factors.”

The Company

Our History

We were formed in Delaware on July 12, 2004 as China Risk Finance LLC. We began our credit analytics service provider business in 2001. We developed our proprietary, advanced technology over the past 18 years, during which our founders and management team advised many of China’s largest banks in analyzing consumer credit to issue over one hundred million credit cards to consumers. On April 28, 2017, our ADSs commenced trading on the NYSE under the symbol “XRF.” In May 2017, we completed our IPO in which we sold a total of 11,500,000 of our ADSs, each representing one Class A Ordinary Shares and listing of our ADSs on the NYSE. In the third quarter 2018, due to regulatory changes that made it cost-prohibitive, and in some ways very risky from the regulatory compliance perspective, to own and operate our legacy marketplace lending platform, we decided to cease the customer acquisition and loan facilitation at our legacy marketplace lending platform and started to transition our business to other industries.

On May 5, 2020, we entered into a set of agreements with YBT, the shareholders of YBT (the “YBT Shareholders”), eight individual investors introduced by YBT (collectively with the YBT Shareholders, the “Investors”) and True North Financial, LLC to acquire YBT, which controls its variable interest entity SOS Information. The transaction was consummated on May 15, 2020. As a result, we now own 100% of YBT, which controls its variable interest entity, SOS Information. The shares issued to the Investors were relied on exemption from registration in accordance with Regulation S and/or Rule 4(a)(2) under the Securities Act of 1933, as amended. Accordingly, we started our newly acquired data mining and targeted marketing services business through SOS Information.

On August 3, 2020, we entered into certain share purchase agreement (the “Disposition SPA”) with Hantu (Hangzhou) Asset Management Co., Ltd. (the “Purchaser”). Pursuant to the Disposition SPA, the Purchaser agreed to purchase CRF China Holding Co. Limited, a Hong Kong limited company, China Capital Financial LLC, a Delaware limited liability company, CRF China Limited, a British Virgin Islands company, CRF Technology LLC, a California limited liability company, and HML China LLC, a Delaware limited liability company (collectively, the “XRF Subsidiaries”) in exchange for cash consideration of $3.5 million. Upon the closing of the transaction (the “Disposition”) contemplated by the Disposition SPA, the Purchaser will become the sole shareholder of the XRF Subsidiaries and as a result, assume all assets and liabilities of all the subsidiaries and variable interest entities owned or controlled by the XRF Subsidiaries. The Disposition closed on August 6, 2020. As a result of the Disposition, we ceased our legacy peer-to-peer lending business and have since focused on becoming a leading high-technology services business with services including marketing data, technology and solutions for insurance companies and emergency rescue services in China. We also changed our trading symbol to “SOS.”

Business Overview

We provide a wide range of data mining and analysis services to our corporate and individual members, including providing marketing data, technology and solutions for insurance companies, emergency rescue services, and insurance product and health care information portal in China. Our mission is to make it easier, safer and more efficient for our clients to obtain and process the data of their target customers.

We primarily address the large unmet demand for marketing-related data for clients such as insurance companies, financial institutions, medical institutions, healthcare providers and other service providers in the emergency rescue services industry by creating a SOS cloud emergency rescue service software as a service (SaaS) platform.

Furthermore, we have also established a data warehouse with 120 million active customer records as of the date of this report. Our data collection covers a wide variety of sources and are mainly from offline third party purchases, online subscription, AI recognition and cold calls, which account for approximately 75%, 18% and 7% of our data inventory, respectively.

Our Products and Services

We currently focused on four product offerings, including insurance marketing, 10086 hot-line, bank card call center and SaaS services. Currently insurance marketing represents 96.2% of our total revenue, with 10086 hot-line, bankcard call center and SaaS individually accounting for 3.3%, 0.3% and 0.2% of our total revenue, respectively.

Insurance marketing

We purchase data from our suppliers, including Shandong Subao IT Ltd., Jiangxi Chacha IT Ltd. and Liaoning Tianzheng Ltd. With a stable supply of data, we use data mining and analytics technologies to find patterns and valuable data within the large amounts of data we collect. We then provide specific data point recommendations to our clients.

Our strong data mining capabilities lay a solid foundation for the solutions to our clients, which we believe differentiate us from many other competitors in the same market. We have an experienced team of data experts in this field and we have a well-established data infrastructure system, ranging from mining, to processing and distribution. SOS warehouses its data through a subscription to Tencent’s iCloud service.

Our main competitors include Jiutian Speed Rescue Technology Co., Ltd., which provides rescue services through operators and sells membership cards, and Beijing Yuanbao Technology Co., Ltd. and Beijing Yuanshanbao Technology Co., Ltd., which provide insurance marketing services.

We currently only possess an insurance agent license for operations within Inner Mongolia, China. As such, as of the date of this prospectus, our revenues are mainly generated through various insurance agents. We primarily work with two agents, Beijing Sense Time Information Technology Co., Ltd. (“BSIT”), which generates the majority of our insurance marketing revenues, as well as Beijing Ruijing Hengbao Insurance Agency Ltd.

Insurance companies such as People’s Insurance Company (Group) of China, Ltd. (“PICC”), or Ping An Insurance (Group) Company of China, Ltd. (“Ping An”) will request shortlists from these insurance agents. The insurance agents will then subcontract the task to various vendors such as SOS Information, and SOS Information will collect raw data from third parties or from its own data warehouse and utilize its data mining and analytics technologies to process the data, creating a shortlist and selling it to the agents. The agents will then provide the list to insurance companies. We charge information service fee from these insurance agents based on the amount of insurance policy orders placed by insurance companies through these agents. Our service model is represented by the following diagram:

10086 Hot-line

SOS Information is contracted with China Mobile Limited as its outsourced service center and operates the 10086 hot-line for the Hebei Province, charging China Mobile by customer call-in time.

Bank Card Call Center

SOS Information operates a promotional center for Guangdong Bank of Development and charges by the number of successfully registered accounts.

SaaS service

The three major SaaS offerings by SOS Information are as follows:

●	basic cloud system (Medical Rescue Card, Auto Rescue Card, Financial Rescue Card and Life Rescue Card)

●	cooperative cloud system (information rescue center, intelligent big data, intelligent software and hardware)

●	information cloud system (Information Today and E-commerce Today)

SOS Information provides warehouse access to insurance companies, financial institution and medical institutions etc., and generates revenues through a monthly subscription fee.

The following diagram illustrates our current corporate structure:

Corporate Information

Our principal executive office is located at Room 8888, Jiudingfeng Building, 888 Changbaishan Road, Qingdao Area, China (Shandong) Pilot Free Trade Zone, People’s Republic of China. Our telephone number is +86 0311-80910921. We maintain a website at http://www.sosyun.com/ that contains information about our Company, though no information contained on our website is part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” described in our most recent annual report on Form 20-F, filed on June 15, 2020, as supplemented and updated by subsequent current reports on Form 6-K that we have filed with the SEC, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision. Each of the risk factors could materially and adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

In addition to the risk factors referenced above, as described in our most recent annual report on Form 20-F, we want to disclose the additional risk factors below.

Risks Related to Our Newly Acquired Data Mining and Analysis Business

Development of data warehouses is capital intensive. We may not be able to generate sufficient capital or obtain additional capital to meet our future capital needs, on favorable terms or at all, which may lead to significant disruption to our business expansion and adversely affect our financial position.

Expanding and developing data warehouses and data mining capabilities are capital intensive. We are required to fund the costs of expanding and developing our data warehouses and data mining capacity with cash deriving from operations. There can be no assurance that our future revenues would be sufficient to offset increases in these costs, or that our business operations will generate capital sufficient to meet our anticipated capital requirements. If increase in our future revenues would not be sufficient to offset the increased costs, or we cannot generate sufficient capital to meet our anticipated capital requirements, our financial condition, business expansion and future prospects could be materially and adversely affected.

To fund our future growth, we may need to raise additional funds through equity or debt financing in the future in order to meet our operating and capital needs, which may not be available on favorable terms, or at all. If we raise additional funds through issuances of equity or equity-linked securities, our existing shareholders could suffer significant dilution in their ownership percentage of our company, and any new equity securities we issue could have rights, preferences, and privileges senior to those of holders of our ordinary shares. In addition, any debt financing that we may obtain in the future could have restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Our inability to obtain additional debt and/or equity financing or to generate sufficient cash from operations may require us to prioritize projects or curtail capital expenditures and could adversely affect our results of operations.

The market in which we participate is competitive. Failure to compete effectively may result in loss of our market share and a decrease in our revenues and profitability.

We compete with other wide range of data mining providers in the markets we participate. Some of our current and future competitors may have advantages over us, including greater name recognition, longer operating histories, pre-existing relationships with current or potential clients, significantly greater financial, marketing and other resources and more ready access to capital, all of which allow them to offer competitive prices and respond more quickly to new or changing opportunities. Many of these competitors own capabilities similar to ours in the same markets in which our business targets, or in markets where the cost to operate a data warehouse and data mining capacity is less than the costs to our operation. Many of our competitors and new entrants to the data mining market are developing additional data warehouses space and data mining capacity in the markets that we serve.

We face pricing pressure for our services. Prices for our services are affected by a variety of factors, including supply and demand conditions and pricing pressures from our competitors. A buildup of new data warehouse and data mining capacity or reduced demand for data warehouse services and data mining capacity could result in an oversupply of data warehouse space and data mining capacity in the markets where we operate. Excess data warehouse or data mining capacity could cause downward pricing pressure and limit the number of economically attractive markets that are available to us for expansion, which could negatively impact our business and results of operations. In addition, our competitors may offer services that are more competitively priced compared to ours. We may be required to lower our prices to remain competitive, which may decrease our margins and adversely affect our business prospects, financial condition and results of operations.

We will also face increased competition as we expand our operations, and our competitors in new markets we expand into may have more experience than us in operating in those markets. If we fail to compete effectively, our business, financial performance and prospects will be materially and adversely affected.

Our revenues are highly dependent on a limited number of major clients, and the loss of any such client or any other significant client, or the inability of any such client or any other significant client to make payments to us as due, could have a material adverse effect on our business, results of operations and financial condition.

We have in the past derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of clients. 96.2% of our revenues generated in six months ended June 30, 2020, are from insurance marketing business, which we highly rely on two key clients or agents to dispatch insurance data mining business to us from. Revenues from Beijing Sense Time Information Technology Co., Ltd. (“BSIT”) accounted for 90% and 96% of our total revenues in 2019 and for the six months ended June 30, 2020. Revenues from Beijing Ruijing Hengbao Insurance Agency Ltd. accounted for 4% and 2% of our total revenues in 2019 and for the six months ended June 30, 2020. No other client accounted for 10% or more of our total revenues in 2019 and for the six months ended June 30, 2020. As a data mining solution provider, we expect our revenues will continue to be highly dependent on a limited number of clients who account for a large percentage of our contractually committed capacity. If one or more of our significant clients fail to make payments to us or does not honor their contractual commitments, our revenues and results of operations would be materially and adversely affected. In addition, some contracts we entered into with our significant clients provide that they have early termination options if we breach the terms of contracts, subject to payment of liquidated damages. If any of our significant clients exercises any applicable early termination options or we are unable to renew our existing contracts with them on similar terms or at all, and we are unable to find new clients to utilize the space to be vacated in a timely manner or at the same fee levels, our results of operations will be adversely affected. For example, certain of our agreements with BSIT will expire in September, 2021, and we may not be able to renew them at favorable terms to us, or at all. As of the date of this prospectus, none of our clients have exercised their early termination options which we believe would have a material adverse effect on our business, results of operations and financial condition. However, we cannot provide any assurance that they will not do so in the future.

There are a number of factors that could cause us to lose major clients. Because many of our contracts involve services that are mission-critical to our clients, any failure by us to meet a client’s expectations could result in cancellation or non-renewal of the contract. Our contracts usually allow our clients or agents to terminate their contracts with us before the end of the contract period under certain specified circumstances, including our failure to deliver services as required under such agreements. In addition, our clients may decide to reduce spending on our services in response to a challenging economic environment or other factors, both internal and external, relating to their business such as corporate restructuring or changing their outsourcing strategy by moving more facilities in-house or outsourcing to other service providers. Some of our clients may choose to develop or expand their own data warehouse facilities and data mining capacities in the future, which may result in a decline in our existing or potential clients.

In addition, our reliance on any individual significant client may give that client a degree of pricing leverage against us when negotiating contracts and terms of services with us. The loss of any of our major clients, or a significant decrease in the extent of the services that they outsource to us or the level of prices we offer, could materially and adversely affect our financial condition and results of operations.

Any of our clients could experience a downturn in their business, which in turn could result in their inability or failure to make timely payments to us pursuant to their contracts with us. In the event of any client default, our liquidity could be adversely impacted and we may experience delays in enforcing our rights and may incur substantial costs in protecting our investment. These risks would be particularly significant if one of our major clients were to experience adverse effects to its business and defaults under their contracts with us. The inability of any significant client to meet its payment obligations could impact us negatively and significantly.

If we do not succeed in attracting new clients or agents for our services and/or growing revenues from existing clients or agents, our business and results of operation may be adversely affected.

We have been expanding our client base to cover more insurance companies and different types of insurance category. We are highly relying on our agents to dispatch data mining business of insurance company to us. Our ability to attract new clients, as well as our ability to grow revenues from our existing clients, depends on a number of factors, including our data warehouse capacity, our ability to offer high-quality services at competitive prices, the strength of our competitors and the capabilities of our client acquisition team to attract new clients. If we fail to attract new clients, we may not be able to grow our revenue as quickly as we anticipate or at all.

In addition, as our client base grows and diversifies into other types of insurance category, we may be unable to provide services that cater to their changing needs, which could result in client dissatisfaction, decreased overall demand for our services and loss of expected revenues. Moreover, our inability to meet client expectations may damage our reputation and could consequently limit our ability to retain existing clients and attract new clients, which would adversely affect our ability to generate revenues and negatively impact our results of operations.

Factors that adversely affect the industries in which our clients operate or information technology spending in these industries, particularly in the Internet and cloud service industries and insurance industries, may adversely affect our business.

Our clients are primarily technology companies in the Internet, cloud, software and other technology-based industries. The end-users of our data mining products are primarily large insurance companies in China. Our clients, some of whom have experienced rapid changes in their business, substantial price competition and pressures on their profitability, may request price reductions or decrease their demand for our data mining analysis, which could harm our financial performance. Furthermore, a decline in the technology industry or the demand for cloud-based services, or the desire of any of these companies, including our client and the end-user insurance companies, to outsource their data warehouse and data mining needs, could lead to a decrease in the demand for space in our data warehouses and data mining analysis business, which would have an adverse effect on our business and financial condition. We also are susceptible to adverse developments in the industries in which our clients operate, such as decreases in demand for their products or services, business layoffs or downsizing, industry slowdowns, relocations of businesses, costs of complying with government regulations or increased regulation and other factors. We also may be materially adversely affected by any downturns in the market for data warehouses and data mining due to, among other things, oversupply of or reduced demand for space or a slowdown in the technology industry. Also, a lack of demand for data warehouse space and data mining by enterprise clients could have a material adverse effect on our business, results of operations and financial condition. If any of these events happen, we may lose clients or have difficulties in selling our services, which would materially and adversely affect our business and results of operations.

We purchase a significant portion of our meta data from a small number of data suppliers. A significant disruption in any of such data suppliers could materially and adversely affect our business, results of operations and financial condition.

We purchase a significant portion of our raw data from a small number of data suppliers and a significant disruption to any single location could materially and adversely affect our operations. We highly rely on three data suppliers, Shandong Shubao IT Ltd., Jiangxi Chacha IT Ltd., and Liaoning Tianzheng Ltd. to provide large amounts of data that we need, in which we conducted data mining and data analysis. The occurrence of a catastrophic event, or a prolonged disruption in any of these data providers, could materially and adversely affect our operations.

If we do not succeed in maintaining business relationship with our data suppliers, our business and results of operation may be adversely affected.

We have been purchasing a significant portion of our raw data from a small number of data suppliers and termination of business relationship with them could materially and adversely affect our business. We are highly relying on our data suppliers to provide us large amounts of data that we need. Our business to conduct data mining analysis, as well as our ability to sell our insurance marketing information to our agents, depends on a number of factors, including a consistent and reliable data supply by our data suppliers. If we fail to maintain our business relationship with our data suppliers, or the costs of gaining data from our data suppliers increase, we may not be able to grow our revenue as quickly as we anticipate or at all.

If we are unable to adapt to new technologies or industry standards in a timely and cost-effective manner, our business, financial performance and prospects could be materially and adversely affected.

The markets for the data warehouses and data mining facilities we own and operate, as well as certain of the insurance industry in which our end-use clients operate, are characterized by rapidly changing technologies, evolving industry standards, and frequent new service introductions. As a result, the infrastructure at our data warehouses and data mining facilities may become obsolete or unmarketable due to demand for new processes and technologies, including new technology that permits higher levels of critical load and heat removal than our data warehouses are currently designed to provide. In addition, the systems that connect our data warehouses and data mining facilities to the Internet and other external networks may become outdated, including with respect to latency, reliability and diversity of connectivity. When clients demand new processes or technologies, we may not be able to upgrade our data warehouse facilities and data mining capacities on a cost-effective basis, or at all, due to, among other things, increased expenses to us that cannot be passed on to clients or insufficient revenues to fund the necessary capital expenditures. The obsolescence of our power and cooling systems and/or our inability to upgrade our data mining capacities, including associated connectivity, could reduce revenues at our data mining and analysis and could have a material adverse effect on us. To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our services and modifying our business strategies accordingly, which could cause us to incur substantial costs. We may not be able to adapt to changing technologies in a timely and cost-effective manner, if at all, which would adversely impact our ability to sustain and grow our business. If we are unable to purchase the hardware or obtain a license for the software that our services depend on, our business could be significantly and adversely affected.

Furthermore, potential future regulations that apply to industries we serve may require us, our data suppliers, or our clients to seek specific requirements from their data operations that we are unable to provide. If such regulations were adopted, we could lose clients or be unable to attract new clients in certain industries, which could have a material adverse effect on us.

In addition, new technologies or industry standards have the potential to replace or provide lower cost alternatives to our services. We focus primarily on providing data mining services and solutions through data warehouses. We cannot guarantee that we will be able to identify the emergence of all the new service alternatives successfully, modify our services accordingly, or develop and bring new services to market in a timely and cost-effective manner to address these changes. If and when we do identify the emergence of new service alternatives and introduce new services to market, those new services may need to be made available at lower profit margins than our then-current services. Failure to provide services to compete with new technologies or the obsolescence of our services could lead us to lose current and potential clients or could cause us to incur substantial costs, which would harm our operating results and financial condition. Our introduction of new alternative services that have lower price points than our current offerings may also result in our existing clients switching to the lower cost products, which could reduce our revenues and have a material adverse effect on our results of operation.

Any significant or prolonged failure in the data warehouse facilities and data mining facilities we operate or services we provide, including events beyond our control, would lead to significant costs and disruptions and would reduce the attractiveness of our facilities, harm our business reputation and have a material adverse effect on our results of operation.

The data warehouse facilities and data mining facilities we operate are subject to failure. Any significant or prolonged failure in any data warehouse and data mining facilities we operate or services that we provide, including a breakdown in critical plant, equipment or services, such as the generators, backup batteries, routers, switches, or other equipment, power supplies, or network connectivity, whether or not within our control, could result in service interruptions and data losses for our clients as well as equipment damage, which could significantly disrupt the normal business operations of our clients and harm our reputation and reduce our revenues. Any failure or downtime in one of the data warehouse and data mining facilities that we operate could affect many of our clients. The total destruction or severe impairment of any of the data warehouse and data mining facilities we operate could result in significant downtime of our services and catastrophic loss of client data. Since our ability to attract and retain clients depends on our ability to provide highly reliable service, even minor interruptions in our service could harm our reputation and cause us to incur financial penalties. The services we provide are subject to failures resulting from numerous factors, including, but not limited to, human error or accident, natural disasters and security breaches, whether accidental or willful.

We may in the future experience interruptions in service, power outages and other technical failures or be otherwise unable to satisfy the requirements of the agreements we have with clients for reasons outside of our control. As our services are critical to many of our clients’ business operations, any significant or prolonged disruption in our services could result in lost profits or other indirect or consequential damages to our clients and subject us to lawsuits brought by the clients for potentially substantial damages. Furthermore, these interruptions in service, regardless of whether they result in breaches of the agreements we have with clients, may negatively affect our relationships with clients and lead to clients terminating their agreements with us or seeking damages from us or other compensatory actions. We have taken and continue to take steps to improve our infrastructure to prevent service interruptions and satisfy the requirements of the agreements we have with clients, including upgrading our electrical and mechanical infrastructure and sourcing, designing the best facilities possible and implementing rigorous operational procedures to maintenance programs to manage risk. Service interruptions continue to be a significant risk for us and could affect our reputation, damage our relationships with clients and materially and adversely affect our business. Any breaches of the agreements we have with clients will damage our relationships with clients and materially and adversely affect our business.

Security breaches or alleged security breaches of our data warehouses could disrupt our operations and have a material adverse effect on our business, financial condition and results of operation.

A security breach of our data warehouse facilities could result in the misappropriation of our or our clients’ information, and may cause interruptions or malfunctions in our operations or the operations of our clients. As we and our data warehouse service provider commit to implementing effective security measures to safeguard our data warehouses, such a compromise could be particularly harmful to our brand and reputation. We may be required to expend significant capital and resources to protect against such threats or to alleviate problems caused by breaches in security. Security risks and deficiencies may also be identified in the course of government inspections, which could subject us to fines and other sanctions. As techniques used to breach security change frequently and are often not recognized until launched against a target, we may not be able to implement new security measures in a timely manner or, if and when implemented, we may not be certain whether these measures could be circumvented. Any breaches that may occur could expose us to increased risk of lawsuits, regulatory penalties, loss of existing or potential clients, harm to our reputation and increases in our security costs, which could have a material adverse effect on our financial condition and results of operations.

In addition, any assertions of alleged security breaches or systems failure made against us, whether true or not, could harm our reputation, cause us to incur substantial legal fees and have a material adverse effect on our business, reputation, financial condition and results of operations.

Our subscription agreements for data warehouses could be terminated early and we may not be able to renew our existing leases on commercially acceptable terms or our rent or payment under the agreements could increase substantially in the future, which could materially and adversely affect our operations.

We enter into certain data warehouse subscription agreements with Tencent Cloud Computing (Beijing) Co., Ltd. for our data warehouses. Upon the expiration of such subscription agreements, we may not be able to renew these subscription agreements on commercially reasonable terms, if at all. Under certain subscription agreements, the data warehouse service provider may terminate the agreement by giving prior notice and paying default penalties to us. However, such default penalties may not be sufficient to cover our losses. Even though the data warehouse service provider for our data warehouses generally do not have the right of unilateral early termination unless they provide the required notice, the subscription agreements may nonetheless be terminated early if we are in material breach of the subscription agreements. We may assert claims for compensation against the data warehouse service provider if they elect to terminate a subscription agreement early and without due cause. Although there is no substantial barriers to renew subscription agreements we want to renew, and we do not believe that any of our subscription agreements will be terminated early in the future, there can be no assurance that the data warehouse service provider will not terminate any of our subscription agreements prior to its expiration date. If the data warehouse subscription agreements were terminated early prior to their expiration date, notwithstanding any compensation we may receive for early termination of such leases, or if we are not able to renew such subscription agreements, or if we are unable to find suitable alternative data warehouses in a timely manner, we may have to incur significant costs related to relocation of our data. Any relocation could also affect our ability to provide continuous uninterrupted services to our customers and harm our reputation. Furthermore, rent or payment under such leases in the future may increase substantially in the future. Any of the foregoing could have an adverse impact on our business and results of operations.

We may face claims of privacy infringement and other related claims, which could be time-consuming and costly to defend and may result in an adverse impact over our operations.

We cannot assure you that our operations or any aspects of our business do not or will not infringe upon or violate privacy rights owned or held by third parties. We may also be subject to legal or administrative proceedings and claims relating to privacy rights of third parties in the future. If we become liable to third parties for infringing upon their privacy rights, we could be required to pay a substantial damage award. We may also be subject to injunctions that prohibit us from using such data and require us to alter our processes or methodologies, which may not be technically or commercially feasible and may cause us to expend significant resources. Any claims or litigation in this area, whether we ultimately win or lose, could be time-consuming and costly, could cause the diversion of management’s attention and resources away from the operations of our business and could damage our reputation.

Although we purchase data from our data suppliers, we cannot assure you that our use of such data will not be subject to infringement litigation or proceeding. A third party who claims the ownership over data we purchase from our data suppliers may impeding our ability to use the data. As of the date of this prospectus, we had not encountered any legal claims brought by third parties relating to infringement or violation of any privacy rights which may have a material adverse effect on us. However, there can be no assurance that third parties holding ownership over the data and privacy would not take actions against us alleging infringement of such rights or otherwise assert their rights.

We face risks related to natural disasters, health epidemics and other catastrophes, which could significantly disrupt our business, operations, liquidity and financial condition.

Our business could be materially and adversely affected by natural disasters or other catastrophes, such as earthquakes, fire, floods, hail, windstorms, severe weather conditions, environmental accidents, power loss, communications failures, explosions, terrorist attacks and similar events. Our business could also be materially and adversely affected by public health emergencies, such as the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, Zika virus, Ebola virus, COVID-19 or other local health epidemics in China and worldwide. If any of our employees is suspected of having contracted any contagious disease, we may under certain circumstances be required to quarantine such employees and the affected areas of our premises. As a result, we may have to temporarily suspend part of or all our operations. Furthermore, authorities may impose restrictions on travel and transportation and implement other preventative measures in affected regions to contain a disease outbreak, which may lead to the temporary closure of our facilities and declining economic activity at large. A prolonged outbreak of any of these illness or other adverse public health developments in China or elsewhere in the world could have a material adverse effect on our business operations.

Risks Relating to Doing Business in China

We may fail to obtain, maintain and update licenses and permits necessary to conduct our operations in the PRC, and our business may be materially and adversely affected as a result of any changes in the laws and regulations governing the VATS industry in the PRC.

The laws and regulations regarding value-added telecommunications services, or VATS, licenses in the PRC are relatively new and are still evolving, and their interpretation and enforcement involve significant uncertainties. Investment activities in the PRC by foreign investors are principally governed by the Industry Catalog Relating to Foreign Investment, or the Catalog. The Catalog divides industries into three categories: encouraged, restricted and prohibited. Industries not included in the Catalog are permitted industries. Industries such as VATS, including Internet data warehouse services, or IDC services, restrict foreign investment. Specifically, the Administrative Regulations on Foreign-Invested Telecommunications Enterprises restrict the ultimate capital contribution percentage held by foreign investor(s) in a foreign-invested VATS enterprise to 50% or less. Under the Telecommunications Regulations, telecommunications service providers are required to procure operating licenses prior to their commencement of operations. The Administrative Measures for Telecommunications Business Operating License, which took effect on April 10, 2009 and was amended on September 1, 2017, set forth the types of licenses required to provide telecommunications services in China and the procedures and requirements for obtaining such licenses.

As of the date of this prospectus, we have obtained a Telecommunications Business License and a Telecommunication Network Number Utilization Resource Certificate for our 10086 hot-line center and are currently applying for an ICP license from the Chinese Ministry of Industry and Information Technology.

There can be no assurance that we will be able to maintain our existing licenses or permits necessary to provide our current IDC services in the PRC, renew any of them when their current term expires, or update existing licenses or obtain additional licenses necessary for our future business expansion. The failure to obtain, retain, renew or update any license or permit generally, and our IDC licenses in particular, could materially and adversely disrupt our business and future expansion plans.

In addition, if future PRC laws or regulations governing the VATS industry require that we obtain additional licenses or permits or update existing licenses in order to continue to provide our IDC services, there can be no assurance that we would be able to obtain such licenses or permits or update existing licenses in a timely fashion, or at all. If any of these situations occur, our business, financial condition and prospects would be materially and adversely affected.

We may rely principally on dividends and other distributions on equity paid by our wholly foreign-owned entities, or WFOEs, to fund any cash and financing requirements we may have, and any limitation on the ability of our WFOEs to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we may rely principally on dividends and other distributions on equity paid by our WFOEs, which in turn relies on consulting and other fees paid to us by our variable interest entities, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our WFOEs incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements our WFOEs currently have in place with our VIEs in a manner that would materially and adversely affect their ability to pay dividends and other distributions to us.

Under PRC laws and regulations, our WFOEs, as wholly foreign-owned enterprise in the PRC, may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprise, such as our WFOEs, is required to set aside at least 10% of its accumulated after-tax profits after making up the previous year’s accumulated losses each year, if any, to fund statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital. It may allocate a portion of its after-tax profits based on PRC accounting standards to discretionary reserve funds according to its shareholder’s decision. These statutory reserve funds and discretionary reserve funds are not distributable as cash dividends.

In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that withholding tax rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

Any limitation on the ability of our WFOEs to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Adverse changes in China’s economic, political and social conditions, as well as laws and government policies, may materially and adversely affect our business, financial condition, results of operations and growth prospects.

We conduct businesses in the PRC, and therefore our financial conditions and results of operations are subject to influences from PRC’s economic, political and social conditions to a great extent. The PRC economy differs from the economies of most developed countries in many aspects, including, but not limited to, the degree of government involvement, control level of corruption, control of capital investment, reinvestment control of foreign exchange, allocation of resources, growth rate and development level. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

For approximately four decades, the PRC government has implemented economic reform measures to utilize market forces in the development of the PRC economy. We cannot predict whether changes in the PRC’s economic, political and social conditions and in its laws, regulations and policies will have any adverse effect on our current or future business, financial condition or results of operations. In addition, many of the economic reforms carried out by the PRC government are unprecedented or experimental and are expected to be refined and improved over time. This refining and improving process may not necessarily have a positive effect on our operations and business development. For example, the PRC government has in the past implemented a number of measures intended to slow down certain segments of the economy, including the real property industry, which the government believed to be overheating. These actions, as well as other actions and policies of the PRC government, could cause a decrease in the overall level of economic activity in the PRC and, in turn, have an adverse impact on our business and financial condition.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

We conduct a substantial portion of business operations in the PRC, and our PRC subsidiaries and consolidated VIEs are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value. The PRC legal system is evolving rapidly, and the interpretation of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC judicial and administrative authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to predict the outcome of a judicial or administrative proceeding than that in more developed jurisdictions. Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which are not published in a timely manner, or at all, but which may have retroactive effects. As a result, we may not always be aware of any potential violation of these policies and rules. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations.

Failure to comply with PRC regulations regarding the registration requirements for employee share ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by the State Administration of Foreign Exchange, or SAFE, in February 2012, employees, directors, supervisors and other senior management participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiaries of such overseas listed company, and complete certain other procedures. We and our directors, executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted restricted shares, restricted share units or options will be subject to these regulations if those employees exercise such restricted shares, restricted share units or options. Separately, SAFE Circular 37 also requires certain registration procedures to be completed if those employees exercise restricted shares, restricted share units or options before listing. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our wholly foreign-owned subsidiaries in China and limit these subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors and employees under PRC law.

In addition, the State Administration of Taxation, or the SAT has issued certain circulars concerning employee share options or restricted shares. Under these circulars, the employees working in the PRC who exercise share options or are granted restricted share units will be subject to PRC individual income tax. Our WFOEs have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare plans, open and register accounts for social insurance accounts and housing funds, and contribute in their own names to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where companies operate our businesses. The requirements of employee benefit contribution plans have not been implemented consistently by the local governments in China given the different levels of economic development in different geographical areas.

As of the date of this prospectus, certain of our PRC subsidiaries failed to open and register the accounts for social insurance and housing funds, and entrust third-party agencies to pay social insurance and housing provident fund for some of our employees. We may be required to make up the contributions for these welfare plans as well as late fees and fines. If we are subject to investigations or penalties related to non-compliance with labor laws, our business, financial condition and results of operations could be adversely affected.

The enforcement of the Labor Contract Law of the People’s Republic of China, or the PRC Labor Contract Law, and other labor-related regulations in the PRC may increase our labor costs, impose limitations on our labor practices and adversely affect our business and our results of operations.

On June 29, 2007, the Standing Committee of the National People’s Congress of China enacted the PRC Labor Contract Law, which became effective on January 1, 2008 and was amended on December 28, 2012. The PRC Labor Contract Law introduces specific provisions related to fixed-term employment contracts, part-time employment, probation, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining, which together represent enhanced enforcement of labor laws and regulations. According to the PRC Labor Contract Law, an employer is obliged to sign an unfixed-term labor contract with any employee who has worked for the employer for 10 consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unfixed term, with certain exceptions. The employer must pay economic compensation to an employee where a labor contract is terminated or expires in accordance with the PRC Labor Contract Law, except for certain situations which are specifically regulated. In addition, the government has issued various labor-related regulations to further protect the rights of employees. According to such laws and regulations, employees are entitled to annual leave ranging from five to 15 days and are able to be compensated for any untaken annual leave days in the amount of three times their daily salary, subject to certain exceptions. In the event that we decide to change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may also limit our ability to effect those changes in a manner that we believe to be cost-effective. In addition, as the interpretation and implementation of these new regulations are still evolving, our employment practices may not be at all times deemed in compliance with the new regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and financial conditions may be adversely affected.

It may be difficult to effect service of process upon us, our directors or our executive officers that reside in China or to enforce any judgments obtained from non-PRC courts or bring actions against them or us in China.

Certain of our directors and most of our executive officers reside in China. In addition, most of our assets and those of our directors and executive officers are located in China. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the United Kingdom, Japan and many other jurisdictions. As a result, it may not be possible for investors to serve process upon us or those persons in China, or to enforce against us or them in China, any judgments obtained from non-PRC jurisdictions.

On July 14, 2006, the Supreme People’s Court of China and the Government of the Hong Kong Special Administrative Region signed an Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters, or the 2006 Arrangement. Under such arrangement, where any designated People’s Court or any designated Hong Kong court has made an enforceable final judgment requiring payment of money in a civil and commercial case pursuant to a choice of court agreement, any party concerned may apply to the relevant People’s Court or Hong Kong court for recognition and enforcement of the judgment. On January 18, 2019, the Supreme Court of the People’s Republic of China and the Department of Justice under the Government of the Hong Kong Special Administrative Region signed the Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters by the Courts of the Mainland and of the Hong Kong Special Administrative Region, or the 2019 Arrangement. The 2019 Arrangement, for the reciprocal recognition and enforcement of judgments in civil and commercial matters between the courts in mainland China and those in the Hong Kong Special Administrative Region, stipulates the scope and particulars of judgments, the procedures and ways of the application for recognition or enforcement, the review of the jurisdiction of the court that issued the original judgment, the circumstances where the recognition and enforcement of a judgment shall be refused, and the approaches towards remedies, among others. After a judicial interpretation has been promulgated by the Supreme People’s Court and the relevant procedures have been completed by the Hong Kong Special Administrative Region, both sides shall announce a date on which the 2019 Arrangement shall come into effect. The 2019 Arrangement shall apply to any judgment made on or after its effective date by the courts of both sides. The 2006 Arrangement shall be terminated on the same day when the 2019 Arrangement comes into effect. If a “written choice of court agreement” has been signed by parties according to the 2006 Arrangement prior to the effective date of the 2019 Arrangement, the 2006 Arrangement shall still apply. Although the 2019 Arrangement has been signed, its effective date has yet to be announced. Therefore, there are still uncertainties about the outcomes and effectiveness of enforcement or recognition of judgments under the 2019 Arrangement.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the United States has not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the PRC. Accordingly, without the consent of the competent PRC securities regulators or other relevant authorities, no entity or individual may provide any documents and materials relating to securities business activities to foreign entities or government agencies.

Risk Relating to Being a Smaller Reporting and Foreign Private Issuer

Because we are a smaller reporting company, the requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, we must comply with the federal securities laws, rules and regulations, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Act, related rules and regulations of the SEC and the NYSE, with which a private company is not required to comply. Complying with these laws, rules and regulations occupies a significant amount of the time of our Board of Directors and management and significantly increases our costs and expenses. Among other things, we must:

●	maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	comply with rules and regulations promulgated by the NYSE;

●	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

●	maintain various internal compliance and disclosures policies, such as those relating to disclosure controls and procedures and insider trading in our ordinary shares;

●	involve and retain to a greater degree outside counsel and accountants in the above activities;

●	maintain a comprehensive internal audit function; and

●	maintain an investor relations function.

Future sales of our ADSs, whether by us or our shareholders, could cause our share price to decline

If our existing shareholders sell, or indicate an intent to sell, substantial amounts of our ADSs in the public market, the trading price of our ADSs could decline significantly. Similarly, the perception in the public market that our shareholders might sell of our ADSs could also depress the market price of our ADSs. A decline in the price of our ADSs might impede our ability to raise capital through the issuance of additional of our ADSs or other equity securities. In addition, the issuance and sale by us of additional of our ADSs or securities convertible into or exercisable for our ADSs, or the perception that we will issue such securities, could reduce the trading price for our ADSs as well as make future sales of equity securities by us less attractive or not feasible. The sale of ADSs issued upon the exercise of our outstanding options and warrants could further dilute the holdings of our then existing shareholders.

Securities analysts may not cover our Ordinary Shares or ADSs and this may have a negative impact on the market price of our ordinary shares

The trading market for our ADSs will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts (provided that we have engaged various non-independent analysts). We do not currently have and may never obtain research coverage by independent securities and industry analysts. If no independent securities or industry analysts commence coverage of us, the trading price for our ADSs would be negatively impacted. If we obtain independent securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our ADSs, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our ADSs could decrease and we could lose visibility in the financial markets, which could cause our share price and trading volume to decline.

You may experience future dilution as a result of future equity offerings or other equity issuances

We may in the future issue additional of our ADSs or other securities convertible into or exchangeable for of our ADSs. We cannot assure you that we will be able to sell of our ADSs or other securities in any other offering or other transactions at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional of our ADSs or other securities convertible into or exchangeable for our ADSs in future transactions may be higher or lower than the price per share in this offering.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

USE OF PROCEEDS

The Class A Ordinary Shares offered hereby are being registered for the account of the Selling Shareholders named in this prospectus. All proceeds from the sales of the Class A Ordinary Shares will go to the Selling Shareholders and we will not receive any proceeds from the resale of the Class A Ordinary Shares by the Selling Shareholders.

SELLING SHAREHOLDERS

We are registering for resale the Ordinary Shares covered by this Reoffer Prospectus to permit the Selling Shareholders identified below and their pledgees, donees, transferees and other successors-in-interest that receive their securities from a securityholder as a gift, partnership distribution or other non-sale related transfer after the date of this Reoffer Prospectus to resell the shares when and as they deem appropriate. The following table sets forth information with respect to the Selling Shareholders and our Class A Ordinary Shares beneficially owned by the Selling Shareholders as of November 16, 2020 and the percentage of beneficial ownership is calculated based on 301,616,985 Class A Ordinary Shares outstanding as of such date. The Selling Shareholders may offer all, some or none of the Class A Ordinary Shares covered by this prospectus. The Selling Shareholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Shareholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of Class A Ordinary Shares that will actually be held by the Selling Shareholders upon termination of this offering because the Selling Shareholders may offer some or all of their Class A Ordinary Shares under the offering contemplated by this prospectus or acquire additional Class A Ordinary Shares. We cannot advise you as to whether the Selling Shareholders will, in fact, sell any or all of such Class A Ordinary Shares.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Name of Selling Shareholder	Class A Ordinary Shares Beneficially Owned Prior to the Resale	% of Class A Ordinary Shares Beneficially Owned Prior to the Resale		% of Total Voting Power Prior to the Resale	Class A Ordinary Shares Offered for Resale	Class A Ordinary Shares Beneficially Owned After Completion of the Resale	% of Class A Ordinary Shares Beneficially Owned After Completion of the Resale	% of Total Voting Power After Completion of the Resale
Yandai Wang (1)	375,000		*	2.12%	375,000	0	0	2.06%

*	Less than one percent.

(1)	The business address of each of these shareholders is Room 8888, Jiudingfeng Building, 888 Changbaishan Road, Qingdao Area, China (Shandong) Pilot Free Trade Zone, People’s Republic of China.

Listing of Ordinary share

Our ADSs are currently listed on NYSE under the symbol “SOS.”

PLAN OF DISTRIBUTION

The Class A Ordinary Shares covered by this reoffer prospectus are being registered by the Company for the account of the Selling Shareholders. These sales may be at fixed or negotiated prices. The Selling Shareholders may exchange ten Class A Ordinary Shares for one ADS. The Selling Shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales after this registration statement becomes effective;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such Class A Ordinary Shares at a stipulated price per share;

●	through the writing of options on the Class A Ordinary Shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Class A Ordinary Shares under Rule 144 under the Securities Act if available, rather than under this Reoffer Prospectus. The Selling Shareholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of the Class A Ordinary Shares if they deem the purchase price to be unsatisfactory at any particular time.

 The Selling Shareholders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

 The Selling Shareholders or their respective pledges, donees, transferees or other successors in interest, may also sell the Class A Ordinary Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the Class A Ordinary Shares in block transactions to market makers or other purchasers at a price per Class A Ordinary Shares which may be below the then market price. The Selling Shareholders cannot assure that all or any of the Class A Ordinary Shares offered in this Reoffer Prospectus will be issued to, or sold by, the Selling Shareholders. The Selling Shareholders and any brokers, dealers or agents, upon effecting the sale of any of the Class A Ordinary Shares offered in this Reoffer Prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Class A Ordinary Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of Class A Ordinary Shares will be borne by the Selling Shareholders. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Class A Ordinary Shares if liabilities are imposed on that person under the Securities Act.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the Class A Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledge or secured parties may offer and sell the Ordinary Shares from time to time under this Reoffer Prospectus after we have filed an amendment to this Reoffer Prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledge, transferee or other successors in interest as Selling Shareholders under this Reoffer Prospectus.

The Selling Shareholders also may transfer the Class A Ordinary Shares in other circumstances, in which case the transferees, pledges or other successors in interest will be the selling beneficial owners for purposes of this Reoffer Prospectus and may sell the Class A Ordinary Shares from time to time under this Reoffer Prospectus after we have filed an amendment to this Reoffer Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledge, transferee or other successors in interest as Selling Shareholders under this Reoffer Prospectus.

Each of the Selling Shareholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Class A Ordinary Shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of Class A Ordinary Shares by any selling securityholder. If we are notified by any selling securityholder that any material arrangement has been entered into with a broker-dealer for the Class A Ordinary Shares, if required, we will file a supplement to this Reoffer Prospectus. If the Selling Shareholders use this Reoffer Prospectus for any sale of the Class A Ordinary Shares, they will be subject to the delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our Class A Ordinary Shares and activities of the Selling Shareholders.

LEGAL MATTERS

The validity of Class A Ordinary Shares which are being offered under the Registration Statement of which this prospectus forms a part will be passed upon for us by Maples and Calder (Hong Kong) LLP.

EXPERTS

The consolidated financial statements of SOS Limited incorporated by reference in this prospectus for the year ended December 31, 2019, have been audited by Shandong Haoxin Certified Public Accountants Co., Ltd., as set forth in their report thereon appearing therein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our filings with the SEC are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain an Internet website at http://www.sosyun.com/. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our Current Reports on Form 6-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that, except as noted below, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with the rules of the SEC. These documents contain important information about us and our financial condition.

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on June 15, 2020;

●	our Current Reports on Form 6-K filed on June 23, 2020, June 29, 2020, July 2, 2020, July 21, 2020, August 4, 2020; August 7, 2020; August 27, 2020; September 15, 2020; September 28, 2020; October 21, 2020; October 26, 2020; October 30, 2020; and November 5, 2020;

●	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into the registration statement which this Reoffer Prospectus forms a part;

●	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by this Reoffer Prospectus;

●	the description of our Class A Ordinary Shares contained in our Registration Statement on Form 8-A12B (File No: 001-38051), as filed with the SEC on April 4, 2017, under the Exchange Act and any amendment or report filed for the purpose of updating that description.

All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement of which this prospectus forms a part which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents, except that information furnished to the SEC under Item 2.02 or Item 7.01 in Current Reports on Form 6-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this prospectus.

For purposes of this prospectus, any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

SOS Limited

Room 8888, Jiudingfeng Building, 888 Changbaishan Road,

Qingdao Area, China (Shandong) Pilot Free Trade Zone

People’s Republic of China

+86 0311-80910921

350,000 Class A Ordinary Shares

REOFFER PROSPECTUS

November 17, 2020

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference as of their respective dates in this Registration Statement:

(a)    The Registrant’s latest annual report on Form 20-F for the year ended December 31, 2019 filed with the SEC on June 15, 2020 (File No. 001-38807) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Registrant’s current reports on Form 6-K furnished to the Commission on June 23, 2020, June 29, 2020, July 2, 2020, July 21, 2020, August 4, 2020; August 7, 2020; August 27, 2020; September 15, 2020; September 28, 2020; October 21, 2020; October 26, 2020; October 30, 2020; and November 5, 2020; and

(c)    The description of the Registrant’s Class A Ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-38051) filed with the Commission on April 4, 2017, including any amendment and report subsequently filed for the purpose of updating that description.

In addition, this Registration Statement will incorporate by reference all other documents subsequently filed by the Registrant under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this Registration Statement from the respective dates the Registrant files them. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Fifth Amended and Restated Memorandum and Articles of Association provide for indemnification of each of the Registrant’s officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of his or her own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake or judgement) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreement, which was filed as Exhibit 10.6 to the Registrant’s registration statement on Form F-1, as amended (Registration No. 333-217064), the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such person in connection with claims made by reason of their being such a director or officer.

The form of underwriting agreement, which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (Registration No. 333-217064), also provides for indemnification by the underwriters of the Registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in such registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Qingdao, People’s Republic of China, on November 17, 2020.

SOS Limited

By:	/s/ Yandai Wang
Name:	Yandai Wang
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Yandai Wang his true and lawful attorney-in-fact and agent, each acting alone, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the indicated capacities on November 17, 2020.

Signature	Title	Date

/s/ Yandai Wang	Executive Chairman and Chief Executive Officer (principal executive officer)	November 17, 2020
Name: Yandai Wang

/s/ Li Sing Leung	Director and Chief Financial Officer	November 17, 2020
Name: Li Sing Leung	(principal financial and accounting officer)

/s/ Russell Krauss	Director	November 17, 2020
Name: Russell Krauss

/s/ Douglas L. Brown	Director	November 17, 2020
Name: Douglas L. Brown

/s/ Ronggang (Jonathan) Zhang	Director	November 17, 2020
Name: Ronggang (Jonathan) Zhang

/s/ Wenbin Wu	Director	November 17, 2020
Name: Wenbin Wu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of SOS Limited, has signed this Registration Statement or amendment thereto in on November 17, 2020.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director
Puglisi & Associates

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1**	Registrant’s Specimen Certificate for Ordinary Shares

4.2†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.3†	Form of Deposit Agreement among the Registrant, the Depositary and Beneficial Owners of the American Depositary Receipts (incorporated by reference to Exhibit 4.3 to the Registration Statement of the Registrant on Form F-1, as amended, filed on April 14, 2017 (File No. 333-217064))

5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered

10.1*	2020 Equity Incentive Plan

23.1*	Consent of Shandong Haoxin Certified Public Accountants Co., Ltd., an Independent Registered Public Accounting Firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included on signature page)

*	Filed herewith.
**	No exhibit to be filed as the Registrant does not issue physical ordinary share certificates.
†	Previously filed.